                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             RBP CUSTOM GLASS, INC.

    The undersigned, being the Executive Vice President and Secretary, respectively, of RBP Custom Glass, Inc., a Delaware corporation (the "Corporation"), do hereby certify:

    FIRST:  The name of the Corporation is RBP Custom Glass, Inc.

    SECOND: The Certificate of Incorporation was filed with the Secretary of State of Delaware on April 15, 1992.

    THIRD: Article IX of the Certificate of Incorporation is hereby amended to read in its entirety as set forth in EXHIBIT A hereto (and incorporated herein by reference).

    FOURTH: Article VI, Section 3 of the Certificate of Incorporation is hereby amended to read in its entirety as set forth in EXHIBIT B hereto (and incorporated herein by reference).

    FIFTH: The aforementioned amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the"DGCL"). Written consent of the Corporation's sole stockholder has been given in accordance with the provisions of Section 228 of the DGCL.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed pursuant to Section 103(a)(2) of the DGCL by the undersigned duly authorized officers of the Corporation as of the 7th day of September, 1993.

                                       RBP CUSTOM GLASS, INC.



                                       By: /s/ Fergus J. Walker, Jr.
                                           ------------------------------
                                           Fergus J. Walker, Jr.
                                           Executive Vice President


ATTEST:



/s/ Paul L. Barrett
-------------------------------
Paul L. Barrett
Secretary

                                                                      EXHIBIT A
                                   ARTICLE IX
                                INDEMNIFICATION

    The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL"), as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article IX is in effect. Any repeal or amendment of this Article IX shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article IX. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

    The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

    Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article IX shall extend to proceedings involving the negligence of such person.

    As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

                                                                      EXHIBIT B

                                   ARTICLE VI
                                   DIRECTORS

    Section 3. LIMITATION ON LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article VI, Section 3 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article VI, Section 3, a director shall not be liable to the corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.